 Explanation of Responses:

(1)
As reflected in the Schedule 13D filed by Dr. Denner, Sarissa Capital and the Sarissa Funds (each as defined below and, collectively, the “Reporting Persons”) with the U.S. Securities and Exchange Commission on November 23, 2019 (the “Schedule 13D”), the Reporting Persons were deemed to have acquired beneficial ownership of Ordinary Shares (“Ordinary Shares”) of Iterum Therapeutics plc. (the “Issuer”) underlying the 6.500% exchangeable senior subordinated notes due 2025 issued by the Issuer on January 21, 2020, as set forth in this Form 3.  As of the date of this Form 3, and as more fully described in the Schedule 13D, (i) Sarissa Capital Offshore Master Fund LP, a Cayman Islands exempted limited partnership (“Sarissa Offshore”), directly beneficially owns 11,346,263 Ordinary Shares, (ii) Sarissa Capital Catapult Fund LLC, a Delaware limited liability company (“Sarissa Catapult”), directly beneficially owns 4,423,189 Ordinary Shares and (iii) Sarissa Capital Hawkeye Fund LP, a Delaware limited partnership (“Sarissa Hawkeye”) directly beneficially owns 3,293,919 Ordinary Shares and Sarissa Capital Master Fund II, a Delaware limited partnership (“Sarissa Master II” and, together with Sarissa Offshore, Sarissa Catapult, and Sarissa Hawkeye, the “Sarissa Funds”), directly beneficially owns 229,397 Ordinary Shares. The Schedule 13D filed by the Reporting Persons is incorporated by reference in this Form 3; any description herein of the Schedule 13D is qualified in its entirety by reference to the Schedule 13D so filed by the Reporting Persons.

(2)
Sarissa Capital Management LP, a Delaware limited partnership (“Sarissa Capital”), is the investment advisor to the Sarissa Funds and may be deemed to have beneficial ownership over the Ordinary Shares directly beneficially owned by the Sarissa Funds by virtue of the authority granted to it to vote and to dispose of the securities held by them, including the Ordinary Shares.

(3)
Alexander J. Denner, Ph.D., a citizen of the United States of America (“Dr. Denner”), is the Chief Investment Officer of Sarissa Capital and the ultimate general partner of Sarissa Capital, Sarissa Offshore, Sarissa Hawkeye, Sarissa Master II, and the managing member of Sarissa Catapult is controlled by Dr. Denner; accordingly, Dr. Denner may be deemed to have beneficial ownership over the Ordinary Shares directly beneficially owned by the Sarissa Funds by virtue of such positions.

(4)
Each of Dr. Denner, Sarissa Capital, Sarissa Offshore, Sarissa Catapult, Sarissa Hawkeye and Sarissa Master II disclaims beneficial ownership of the Shares and Warrants except, in each case, to the extent of their pecuniary interest therein.